EXHIBIT 99.2

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

WILLBROS GROUP, INC.

Moderator: Michael Collier
May 7, 2009
8:00 am CT

Operator:  Good morning, ladies and gentlemen, and welcome to the Willbros Group, Incorporated first quarter 2009 earnings conference call.  Today's call is being recorded.

I now would like to turn the call over to Mr. Michael Collier, Vice President, Investor Relations.  Please go ahead, sir.

Michael Collier:  Well, operator, it sounds like we've got another line on here.  Can you clear that?

Operator:  It's – the only line that is open, sir, is your line.

Michael Collier:  We were hearing some crosstalk there.  You don't hear that?

Operator:  No, I don't.  We're all clear here.

Michael Collier:  We'll get started then.  Good morning, everyone, and welcome to the Willbros Group conference call.  Today's management participants are Randy Harl, President and Chief Executive Officer, Van Welch, Chief Financial Officer, and myself, Mike Collier.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

This conference is being broadcast live over the Internet and is also being recorded.  An archive of the webcast will be available shortly after the call on our Web site, willbros.com, and will be accessible for 12 months.

A replay will also be available through the phone number provided by the company in yesterday's press release.  Information reported on this call speaks only as of today, May 7, 2009, and therefore you're advised that time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements.  All statements other than statements of historical facts which address activities, events, or developments the company expects or anticipates will or may occur in the future are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements.  These risk factors are described in the company's documents and reports filed with the SEC.

The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.  This presentation contains non-GAAP numbers.

Reconciliations and related information are in our press release of May 6, 2009 and on our Web site.  And now I'd like to turn the conference over to Randy Harl, President and Chief Executive Officer.  Randy?

Randy Harl:  Thank you, Mike.  Good morning, everyone, and thank you for joining us.  Yesterday we reported our first quarter 2009 results, revenue of $464 million and net income of $15.5 million or 39 cents per diluted share.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Additionally we continue to generate significant free cash flows to bolster our balance sheet.  Our $306 million in liquidity provides us the flexibility and resources to execute our vision and strategy to be a leading provider of diversified professional, construction, and maintenance solutions to the global infrastructure and government services markets.

We are on track to transform Willbros into a significant global participant in the engineering and construction industry.  While our business units are operating in a challenging environment, this environment also presents opportunities for us.

We have shifted from a market which placed emphasis on resource availability to one which now values cost management as owners seek to achieve lower costs.  While some of our customers have slowed or reduced project spending, many have responded by seeking cost savings and increasing their level of business with responsive service providers.

To differentiate ourselves we are engaging our customers with cost-saving solutions that meet their needs for cost certainty.  By working proactively with our customers, we have identified cost savings and are capturing market share as they consolidate more of their work with preferred service providers.

We are also benefiting from our positions in Canada, Oman and the United States, where we generate substantial revenue, providing services to existing infrastructure.  In Canada, approximately 60% of our core business is maintenance of existing facilities, which require ongoing services, to maintain minimum production levels and to address replacement services, and other issues associated with the harsh environment in the oil sands.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

To augment our recurring service work, we have expanded our Chrome Carbide Overlay, or CCO business, as we identify and seize niche markets for all our segments.  We continue to pursue Canadian downstream opportunities, including API storage tanks and fire heaters.

This business has been slow to develop, as owners reevaluate their spending initiatives.  However, we remain optimistic about the growth opportunities for our downstream segment in Canada, and continue to better position ourselves to capturing share of this market.

Our Canadian pipeline construction unit is well positioned to secure a leading role in future projects.  We have performed well for owners, such as Trans Canada and Enbridge, who have announced plans for additional projects, and have demonstrated their ability to fund and complete their expansion plans.

Opportunities for new work for our pipeline construction business in Canada remain strong.  Despite announced delays in investment for new upgraders.  These pipeline projects are required in order to monetize previous investments in the oil sands and drilling in new areas, such as the Horn River Basin, where we are currently performing work for EnCana.

In Oman, we provide services and maintenance to oil fields, which are expanding production, and to the installed LNG liquefaction facilities.  Additionally, our rig-moving business remains quite active, as we perform a number of important services for our customers in this region.

This recurring services-based business is another example of our success in identifying and developing an attractive niche market, and one which we believe can be replicated in other areas, such as Libya and Abu Dhabi.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

In United States, our NiSource alliance represents a new model for addressing the very large market for managing and maintaining the over 500,000 miles of pipelines placed into service over the last 100 years.

We believe this unique approach to the market represents a long-term opportunity for us.  NiSource is also one of the largest pipeline-system asset holders in the Marcellus Shale.  Our alliance gives us a strong, early position in an area which is expected to offer the best economics to date of the new, unconventional shale plays.

We have a dedicated team developing strategies for both customer-specific and industry-wide solutions for the infrastructure build-out in this emerging region.  Our ability to provide services which span the natural gas value chain and provide an EPC solution to address both schedule and price certainty, is a strong differentiator for us in the development of this and other unconventional gas plays.

In our downstream business, our NCRA program management project gives us additional experience in the planning and execution of significant refinery expansion projects.  This project also positions us for more capital work for several of our downstream business units, such as facilities construction, tanks, and heaters.

Before I ask Van to discuss our financials, I want to frame our view of the next year.  We are facing the coming year from a position of strength.  With the operational, business development and cost initiatives we have put in place, as well as with our strong balance sheet and over $300 million in liquidity, we are well positioned to address current and future market opportunities, and to execute on our strategic growth plan.

With a diligent focus on our risk management and profitability, we expect to remain free cash flow positive in 2009.  Our financial flexibility will enable us to continue to expand our offerings with a focus on recurring services and a more meaningful participation in new markets, such as power and government services.  Additionally, we will continue to focus on expanding our geographic diversity.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

As we have discussed, our EPC offering is a powerful differentiator for us in the upstream market.  EPC capabilities, and the solutions we offer, allow us to address customer concerns around project schedule and cost certainty, as well as benefiting customers' access to project finance, especially in today's credit markets.

We also believe EPC capabilities are particularly relevant for our downstream customers.  As a result, we continue our evaluation of a number of approaches to more fully meet this identified customer need, in order to become a recognized provider of complete EPC services across our current and future markets.  Van will now discuss our first quarter financial results.  Van.

Van Welch:  Thanks, Randy, and good morning.  Our performance in the first quarter of 2009, although not without its challenges, was consistent with our expectations.  The work off of older backlogs generated revenue of $464 million, and net income of $15.5 million, or $0.39 per diluted share.

Equally important was our ability to sustain strong cash flows of $57 million from operations, thereby increasing our March 31, 2009 cash balance to $256 million.  I will now provide some color on our first quarter of 2009 financial results, by operating segment.

During the first quarter of 2009, our upstream oil and gas segment generated $31 million of operating income on $340 million of revenue.  This is a 34% increase in operating income, on a 4.4% increase in revenue, compared to the same quarter last year.

The 34% increase in operating income resulted from two major projects in North America, and from full utilization of our capital equipment.  In the downstream segment, we experienced an operating loss of $2.7 million, on revenue of $100 million, primarily as a result of certain facility construction projects that experienced additional cost and scope changes during the first quarter of this year.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

While we had change orders pending for these scope changes, it is our policy to record the revenue associated with the change orders, only after they have been signed by the customer.  The facilities construction group was previously reported with our upstream segment.

However, earlier this year, we combined our facilities construction group with the downstream segment.  We believe that this combination will better position us for cross selling market opportunities in the downstream segment, as well as result in cost savings of these operations.  Prior year financial results were restated, accordingly.

Compared to the first quarter of last year, revenues for the downstream segment increased slightly, while operating income declined by $6.3 million, primarily due to the loss from the facilities construction group, and lower operating income from reduced revenue for the tank business, due to the delayed spending for capital projects.  We continue to believe the API storage tank market is fundamentally favorable, even though initiation of projects has paused.

Our engineering segment reported an operating loss of $2 million on revenue of $24 million.  The primary cause for the loss was continued weak demand for pipeline facility engineering services.  Also contributing to the loss were the additional costs incurred on an EPC project.  A change order is pending, with respect to these costs.

Additionally, several EPC projects were completed in late 2008 and early 2009.  This work has not been replaced in backlog, due to delays in initiating new EPC projects.  We are managing engineering resources to maintain manpower levels, which will preserve our ongoing business development and execution capabilities, while sustaining our future of profitability in this segment.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

G&A costs were $27 million, including a $4.7 million charge for headcount reductions.  This compared to $28 million in the first quarter of 2008.  We continue to analyze and actively address, as necessary, our cost structure in this challenging environment.

During the first quarter of 2009, we reduced our annual effective income tax rate to 35%, which is primarily attributable to implementation of certain tax strategies and the jurisdictions where we operate.  Our primary work locations are the U.S. and Canada, which have combined federal and state/provincial tax rates of approximately 40% and 29%, respectively.

I will now discuss our liquidity.  We continue to benefit from our strong cash flow and working capital management.  As a result, we generated operating cash flow during the first quarter of this year of $57 million, which contributed to our cash balance of $256 million at quarter end.

Accordingly, we continue to actively review and pursue strategic growth initiatives, including acquisitions, joint ventures, partnerships, and organic opportunities to expand the business.  We remain convinced that this platform and this management team afford us an attractive opportunity to continue to expand our capabilities in markets and geographic exposure.

While our financial position allows us to be aggressive in our pursuits, we remain prudent and highly selective in our execution, with respect to these opportunities.  We have not drawn down cash under our credit facility, nor do we anticipate doing so in 2009, as we believe we will continue to generate free cash flow for the remainder of the year.

During the first quarter of this year, we acquired $3 million of capital equipment, with an additional $10.5 million committed.  Our capital budget for 2009 is $23 million, less than half of our 2008 capital spending.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Our 2009 capital budget includes maintenance CapEx, CCO expansion in Canada, and equipment to support our Omani operation.  We are currently purchasing our capital equipment with cash, and we will be selectively paying off our capital leases early, to reduce our debt and related interest expense.

Now, turning to backlog.  Our first quarter of 2009 backlog of $544 million, reflects a decrease from our Q4 2008 backlog.  However, we are encouraged by the new bookings in the quarter, of $350 million.

While these bookings do not fully offset the work-off of our previously booked large diameter pipeline of work, they do reflect ongoing demand for the diversified project services we have added in recent years.

We continue to see requests for our maintenance services.  However, there has been a pause in the larger capital projects in all of our markets.  Maintenance activities support our customers' existing revenue generating assets, and are therefore essential and difficult to delay.

On the other hand, capital projects are investments in future revenue-generating assets that are, in some cases, easier to delay, especially in an environment of uncertain demands and more limited financing availability.

As Randy discussed, our strategic vision is to shift our revenue mix to more service-oriented offerings.  Therefore, much of our future revenue may never be reflected in our quarter-end backlog, as we expect to perform significant levels of work over short time periods.

Now, I will discuss guidance for 2009.  The energy sector continues to be impacted from reduced commodity demand and expectations of minimal, if not negative, economic growth in 2009.  The reduced commodity demand has led to a steady decline in rig count, continuing into 2009, and has kept refining margins and utilization well below their 2008 averages.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

These collective macroeconomic factors are exerting downward pressure on our financial results for 2009, and are impacting the timing of our customer's decision on the use of our services.  This environment has mandated that we aggressively reduce our cost structure in the short term, while staying focused on our long-term vision for Willbros.

While the long-term demand for our services appears strong, the timing for this demand remains uncertain.  However, we are now seeing the first indications of recovery, in some of our most important markets, as early as the first half of 2010.

With this in mind, our cost reduction initiatives have been tempered by our commitment to retain resources – both people and equipment – necessary to meet our long-term objectives.  While this will adversely impact our near-term earnings, we believe this improves our ability to take advantage of the long-term opportunities in our markets.

Additionally, bidding has become more competitive, as a direct result of the supply of our services exceeding the demand for these services.  We have undertaken to lower all components of our project cost, and we have won new work while maintaining acceptable as-bid margins.  However, contract margins remain under pressure.

We anticipate that our revenue for the remainder of the year will be lower than our previous guidance.  We also expect anticipated margins – margins at the project level – to be lower as a result of the more competitive bidding environment.  Therefore, we are reducing our guidance for 2009.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

We expect our revenue to be in a range of $1.1 billion to $1.3 billion, and our earnings per share to range between $0.80 to $1.10 per share.  We will continue to update you on a quarterly basis.

Now, we will take questions.

Operator:  Thank you.  If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.  If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Once again, it is star 1 to ask a question and we'll pause for just a moment.

And we'll take our first question from Jamie Cook with Credit Suisse.

Jamie Cook:  Hi, good morning.

Randy Harl:  Good morning, Jamie.

Van Welch:  Good morning, Jamie.

Jamie Cook:  Two questions.  First question relates to the quarter.  Van, you mentioned some you know cost issues on the downstream, in the engineering side.  I was just wondering if you could give us a feel for how much that was in each segment, just so we can sort of think about what normalized margins would be for the rest of the year, and I guess the fall.  But, now I'm assuming this is a one-quarter event.

And, I guess, my second question you know sort of relates to guidance.  If you could you know I think as we sat here last quarter, it sounded like the bottom end of your range was pretty achievable.  If you could just walk us through what you're thinking by segment, in terms of what's changed, materially?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

And, I guess, the follow-up question to that is when I look at the – you know you're dropping your revenues about, I think $150 million at the midpoint.  The margin on that, to get to lower your guidance $0.35 at the midpoint seems much higher than I would have expected.  So, I'm just wondering how bad the pricing environment is?

VanWelch:  Well, Jamie, first on your first question, if you look at the downstream, we did have additional costs in the facilities construction side.  I'm not going to give you an exact number, but it was in excess of $2 million that we incurred costs on those projects.  We are working to get change orders on those projects.

In the engineering side, the EPC project, where we experienced the loss, we had about $1 million worth of cost escalation on that EPC project, which again, we're trying to recovering from the client.

Jamie Cook:  Do we know when we'll hear on the change order?  Is it an '09 event or ((inaudible))?

Van Welch:  No, well we certainly believe it's going to be an '09 event.  We're currently engaged with the client now, associated with those change orders.

Jamie Cook:  Is that in your numbers, though?

Van Welch:  A partial bit is in my numbers.

Jamie Cook:  OK.  Great and then, I'm sorry, just as it relates to the guidance just by segment, and again you know the EPS drop seems rather large, relative to the revenue drops.  So, if you could sort of help me out on that, unless I'm thinking about it incorrectly?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Van Welch:  I'll try to give you some color by segment.

Jamie Cook:  OK.

Van Welch:  You know first of all, as we mentioned in the prepared remarks, the capital projects have – we've got a lot less visibility as we sit here today, than what we did at year-end.  Those capital projects are mostly associated with the U.S. pipeline construction group, as well as the downstream area, specifically in the tanks, the heaters, and the facilities construction.  So, we see a lack of visibility as we get particular in the latter half of the year.

In the pipeline construction business, we're going to continue to manage the equipment, and with that, we're going to have equipment that could possibly be underutilized.  But, we're going to continue to make all efforts to manage that equipment, in terms of trying to give back, certainly, all the rental equipment that we have, in this time frame.

But also, with the owned equipment, seeing if there's cases where we can lease that equipment to others.  But that's going to be a challenge for us, as we get into the Q3 and Q4 timeframe.

Jamie Cook:  So are you assuming in your guidance, then, because I think the (TIPS) project was expected to end in the summer, maybe in August, are we assuming that we don't – we're not able to replace any of that work?

Van Welch:  I think we're looking at – the visibility, in Q3 and Q4, although we're seeing lots of opportunities at the tail end of the year and going into 2010, it looks pretty lean for us right now, in terms of – and what I have in my guidance, in terms of U.S. pipeline construction.

Randy Harl:  Yes, Jamie, I would – let me comment on that just a bit.  You know I think that you know if you kind of walk through these segments you know in engineering we saw that we were going to have a downturn here, just as we lost those EPC projects you know and, really, we're a bit out of balance with the bidding cycle, to be able to replace those, and at the same time that the market started to become diminished.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

And you know we've really been in a position where we had to take a lost cost out of the business.  I think we will have that completed in the second quarter and return to a position where we have right-sized the business for the environment that we're in.

The EPC project that we have an issue with, where we took – had a claim there, that's going to go out into the future, just exacerbated the results in the engineering business.  So I expect the second half to be a bit better for engineering.  While we still don't see it returning to a real robust environment for the rest of this year, but we will manage that business to profitability.

Now, in the downstream business, it's been the kind of thing where, as Van said you know while that business is primarily based on life extension and maintenance kinds of projects and turn arounds and those sorts of things, there's a good part of it that does depend on the capital budgets of the various refineries that we work in.

The tank business grew to a pretty large size last year and the facilities construction became a larger component, as we moved into the Gulf coast, and those businesses are coming under pressure.  And it's a pause, in the business I think on the tanks, which we see a robust outlook for, out in the future, but there's a lot of competition in the facilities construction.

And people are, as you know even in the turn around side of the business, this business has moved around a bit on us, and so it has become more of a challenge to predict, I think, what's going to happen in that business.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

We get a bit better clarity every quarter, but you know we base our forecasts on what our customers tell us and what's happened here, it's been very difficult for them, as they come under cost pressure, as refining margins are impacted, it is difficult for them to know what they're going to do and not do, with a great deal of certainty.

The good news is it has to get done.  You know I think what we're seeing here, as Van said, exactly right, it's a pause.  You know we're positioning ourselves, from a cost standpoint, to maintain as much resource capability as we can but at the same time reduce our costs and remain profitable and cash flow positive.

In the construction side you know Canada, we're pretty optimistic that we're going to be able to hang onto our upstream construction business in Canada.  We have a lot of opportunities.  I think competition will be fierce for that work that's there, but there are opportunities there for us to get business.

In the maintenance side of our business, a lot of what I said in my remarks relates to our ability to work with our customers in the oil sands, to figure out how to reduce their costs and expand what we're doing with them.  And so we've got a very close relationship and we're optimistic about that part of the business.

You know a centerpiece of what we've been doing over the last couple of years has been that pipeline construction business in the U.S., and we're going to experience a pause here, in that business, as we head into Q3 and Q4.

As Van said, there are opportunities there, they're going to be closer coupled, in terms of bidding to turning those into revenue than what we've experienced over the last couple of years, and you know we've tried to factor that into the guidance.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

You know it could be better, it could be about what we expected, but it's going to be a very competitive environment.  But we see things shaping up for a much better 2010 and on into 2011, so hopefully that helps.

Jamie Cook:  Thanks, I'll get back in queue.

Operator:  And next we'll hear from John Rogers with DA Davidson.

John Rogers:  Hi, good morning.

Randy Harl:  Hi, John.

John Rogers:  Just following up on Jamie's question and your comments there, could you talk a little bit more just about how this year's going to play out?  I mean, with the projects and the pipeline business that you have, I would assume you're still fairly active in the second quarter, but it's really third and fourth quarters that you see the full impact of this slowing?

Randy Harl:  That's right, John.  It's – you know we had geared ourselves up and built up three good spreads between what we own and what we have rented, and so our challenge, really, in Q3 and Q4, is to right-size that business.

I think that, as I said in my remarks, we're very well positioned from a cash standpoint you know and we have flexibility.  You know it's been a market, in the pipeline construction business, where if you didn't have the equipment, you couldn't do the work.  We're returning to a market where the rental fleet will be more accessible to us and give us more flexibility, in terms of the capital that we have to invest in the business.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

So you know we're trying to right-size the business for what's out there.  I think our Canadian business, pipeline construction business, is a good example of having about the right size for the market that's there, and we've got to get that right in the U.S., and we're continuing to work on that.

I can't really give you much color on where we're going to end up with it, but it certainly will be changing from where we have been, and you know we will maintain the proper mix of owned and rented construction equipment.

So it's – the numbers of opportunities, John, are – you know we had predicted you know even a year ago, that there would not be quite as much work in the second half of this year, as there had been last year and the first part of this year.

It's turned out, with the economic squeeze, that that's probably gone down even more than what we thought it would, so the opportunities that are there are fewer and there's a lot of competition for those.

On the other hand, there are some very large projects that are associated with these shale gas developments, as well as liquids coming down from Canada that represent very good opportunities for us.  Now starting in the fourth quarter of this year, and on into 2010.  So you know I think it's the way to think about it, is that has been a bit of a pause here, there is plenty of work that is going to happen out there in the future the timing is not certain, but it's looking like you know the first half of 2010 we'll see a lot more work for our pipeline construction business.

The engineering business is always…

John Rogers:  Sorry, and that more work in the first half is primarily the Canadian work or…

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  No, no its primarily, I'm speaking of work that will be in the U.S. delivering the synthetic crude and bitumen to the U.S.

John Rogers:  OK.

Randy Harl:  That's along with the, you know, continuation of work from the gas place, that have been drilled or are being drilled you know in the U.S.

John Rogers:  OK and then just a couple of house or accounting questions.  Does severance cost, the $4.7 million that you've referred to, where was that?

Van Welch:  John, a large portion of that severance cost was fulfilling an employment agreement that we had with our general counsel, that left during the first quarter.

John Rogers:  OK.  So was it included in corporate expense, I'm just…

Van Welch:  Yes, it was.

John Rogers:  OK.  All right, thank you.  And I think that's it.  OK.  Thanks a lot guys.

Van Welch:  All right John, thanks.

Operator:  Moving along to Martin Malloy with Johnson Rice.

Martin Malloy:  Good morning.  Can you talk a little bit about the international awards or the bids that you have outstanding there, with what that's looking like?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  You know (Marty) it's, we have talked about the bids that we have in, in both Libya and Abu Dhabi.  You know we're still pending, is the right way to think about that.  You know those are on the smaller side, both engineering, as well as some project management.  You know we are continuing to have more, and more activity.  Which you know in my mind says that we're going to have success, soon.

And you know the feedback that we get from the customers is very positive.  And I think that what we see come across every week in our bid reviews you know is increased activity, both in Libya and Abu Dhabi.

You know I think the question in Libya continues to be you know getting the International Oil companies to the point where they can do work.  You know their presence back in Libya is about a year old now.  And I think the startup of drilling programs and other things that they want to do there, has been a bit slower than they wanted it to be.

As they figure out how to deal with the national oil company to get things done.  So you know the numbers of projects and the quality of those that we see continue to be very encouraging.  The timing continues to be a bit slower than we would like it to be.

In Abu Dhabi, you know, we have engineering bids that are on the table, and continue to answer questions, and hope that within the next, in this next quarter, that we'll have some announcements there.  But we are very optimistic about both those places, as well as Oman.

Martin Malloy:  OK.  And just a question on the Ni Source Transmission Alliance Agreement, when you look out at other potential customers for this type of agreement, can you talk a little about timing of when, perhaps, we could see some additional types of these agreements?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  (Marty), that's, that is one that is really hard to predict, I think that you know we are in that wait and see period of time.  I mean this is a real break out in this space.  You know Ni Source is doing something that the other people that are the owners of pipe don't do.  You know so I think that other owners will be very interested and they are curious about what is going on here.

But I think you know that we're going to have a few months of operation, of this alliance.  I think it depends on a large degree if we are able to accomplish what we think we can, with the alliance.  And if we do there will be a lot of people that are going to be interested in it.

But in terms of a great deal of business flowing as a result of this first one, I don't see that really affecting this year’s results.  I think if we're successful, than the way to think about is, that we might be able to add one or two in 2010.  And you know just start to build the business in that manner.

You know it's also the kind of thing that does really depend on the amount of large capital work that might come from it.  You know because there are opportunities in everyone of these organizations to add some fairly large capital projects to the pile, as a result of just being there, from an alliance stand point.  No guarantee, but it certainly gives you access to understand what is going on and what's important.

But you know the bottom line is, I think that what we have said about Ni Source Alliance is those, is still shaping up, we’ve got people working in Tulsa with our engineers.  We're looking at the projects that might be available in 2010.

That engineering will happen this year, and hopefully that will led to additional integrity, maintenance, and capital projects later this year and on in to 2010.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Martin Malloy:  Thank you.

Randy Harl:  OK.  (Marty).

Operator:  And we'll take our next question from Graham Mattison with Lazard.

Graham Mattison:  Hi, good morning guys.

Graham Mattison:  Just a question, in you guidance, are there restructuring charges in some of the right sizing in the business, that you talked?

Van Welch:  Graham, the only thing is that, we have a bit of severance related charges we had, as you know we talked about the first quarter charges.  And there is a small amount of severance related charges going forward.

Graham Mattison:  OK.  And then looking at cash flow, when you mention that you are going be – remain to be cash flow positive for the rest of the year.  I mean it is a very impressive cash flow in the first quarter, but I mean looking through at the new guidance, and is it reasonable to assume that you guys will be generating north of $100 million in free cash flow this year?

Van Welch:  I would, yes Graham.  I think we would be expecting that.

Graham Mattison:  OK.  Great.  And then in terms of looking out, are you talking the beginning of 2010 and start to see the pipeline work start to pick back up.  Could you compare that sort of to 2008 or 2007, in terms of the activity levels that you think you might see?  Could it potentially be higher or lower, or what is – just sort of range on that?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  Well, I mean, Graham, that is a really difficult question because when you look at the filings for projects, you could say, you could answer that that it could be higher.  You know the question is, how much of that gets done.  You know we have just been you know really through a perfect storm here, where owners are looking at falling demand, falling prices for the projects that they've got and desire to take advantage of those reduced costs.  And you know then they have to factor into that what demand may be out there in the future and when to build these projects.  And so the economics, the pro formas that underpin some of these projects should be stronger than they were before.

And so I think the need, if you think about moving gas as well as oil around the U.S. from new sources of supply to the markets where it gets consumed, it's quite strong.  The question is what will all of this economic disruption that we've experienced do to the plans of the people that were thinking about putting these projects in place and their ability to finance those projects.

You know so the need is definitely there.  I think that right now we don't have very good clarity in terms of the size of that market, but we do have good clarity on some major projects that we will be well positioned to take advantage of with customers who can finance them, who are in process of committing to the pipe and other materials that they need for those projects.

And so from our perspective you know we see a return to a market in 2010 that could be maybe a little bit less than what we had in 2007 but pretty close; maybe not as good as 2008 but not a lot less if we were able to win those projects that we think we're well positioned to get but you know certainly better than what we're seeing in the last half of this year.

Graham Mattison:  OK, great.  Thank you very much.

Operator:  And we'll take our next question from Roger Read of Natixis Bleichroeder.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Roger Read:  Good morning, gentlemen.

Male:  Good morning Roger.

Roger Read:  I think a lot of this stuff has been hit but given your balance sheet strength, obviously you expect to be free cash flow positive this year maybe rent out some of your or get rid of your rental equipment.  What do you see on the acquisition front or what would you have to see on the acquisition front?

If business is going to be potentially as weak in the upstream area in the third quarter as you sort of indicated, certainly weaker (sisters) are going to be in a little more of a capital raising position than you are.  You know things you'd like to buy here, maybe buy equipment here and get it over to Oman as opposed to spending CapEx on your own?

Randy Harl:  Well, Roger, I mean, thanks for that.  I think that that's exactly right.  We are in a very strong position.  And what we want to do is continue to work on the diversity of the company.  You know we have, we've identified in our remarks you know a number of things we would like to do in terms of the spaces that we'd like to grow in.

You know we really would like to figure out a way to have a full-service EPC offering in the downstream.  And you know hopefully you know in this period of time, there will be an opportunity to fill out that part of our portfolio that we don't have.

You know we're also quite keen to be able to strengthen the platform that we have to address the government services market.  You know we haven't talked a lot about it here, but you know we continue to bid a number of things, primarily for the Navy's facility command - NAVFAC.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

And you know that is always slower to develop than you want it to be, but there's an awful lot of work there with the customer who's going to spend money and pays you.  You know so that would be another thing that we're very interested in, and we talked about our desire to take the capabilities of the company, the people, especially myself and a lot of people who work here who have a lot of experience in the power market, find the right kind of thing that would fit us well frontend to backend in that industry and start to diversify the portfolio in things that are very close to what we already do and where we have experience.

So, we're very active out there looking for things that could fit, and we're in a good position to be able to do them.  The problem, of course, is you know we've come in from last August at record level multiples in this space to record lows, and people have a hard time figuring out what they want to do.

And even though they may have some financial issues, it's hard for them not to look back to last summer and say, I was worth x back then and more 1/2 x today.  And so it becomes a very difficult emotional thing for people to deal with.

So we have a number of discussions that we're engaged in that could be good for us, but it's not an easy place to make something happen, but I'm confident that through this year, we will find some of those things that really fit for us.

And it will be really good for the company, and we'll emerge from this downturn in a much stronger position both financially and as well as diversity of service line than we were going into it.

Roger Read:  OK.  Thanks.  And I've been on and off the call here during the Q&A periods so if I missed this discussion, I apologize for asking the question over.  But then as you looked at the change in guidance expectations from what we heard at the fourth quarter call till now, is it equally spread among the three divisions or, given what you were saying about sort of the lack of order trends in the third quarter, is it a little more unequal towards the upstream segment in the second half of the year?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  Roger, I would think as you go forward it's associated around capital projects both in the upstream as well as in the downstream.

Roger Read:  OK.  So roughly equal then?

Randy Harl:  Well, I wouldn't say it was equal, but it's certainly that that is impacting our change in guidance that we reported at the end of Q4.

Roger Read:  OK.  Thank you.

Operator:  And we'll take our next question from Joe Gibney with Capital One Southcoast.

Joe Gibney:  Thanks.  Good morning everybody.

Male:  Hi Joe.

Male:  Hi Joe.

Joe Gibney:  Just want to follow up specifically on the TIPS timing.  If you could just update us a little bit on how that's progressing and the specific schedule for when you guys actually got on contract and specifically when you're planning on rolling off.  I know summertime, but how is that trending?

Randy Harl:  Joe, we're about 25% complete.  You know and it's moving along about as expected.  You know you live in Houston, so you know it's been raining.  And so that has made it more difficult you know in starting.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

We had anticipated that we had some options with regard to where we started that project and that's turned out to help us some, but I think the way to think about it is it's going about as we expected it to go.  You know and we'll complete sometime in the August, September time period.

Joe Gibney:  OK.  That's helpful.

Van Welch:  Hey, Joe, this is Van.  Let me give you a little bit.  If you look at the reporting at the end of the quarter, we were much less than 25% complete on TIPS in terms of the revenue recognitions for the quarter.  In fact, we were at a percentage that there was no margin recognized on tips in Q1.

Randy Harl:  That's a good point, Van.  I was speaking of where we are right now.

Joe Gibney:  OK.  That's helpful.  And Randy could you comment a little bit about what you're seeing at least from an industry-wide North America spread perspective.  I know you mentioned certainly rental fleet becoming a little bit more accessible to you.  Are you seeing more of your competitors begin to put back more equipment?  Just general stance there would be interesting color.

Randy Harl:  Well, I think that would be the case Joe that you know people plus-ed up you know as much as they could during this period of time.  There was a lot of new equipment that got bought.  You know the restriction on the growth in the industry really was people more than equipment.  You know especially as we got into 2008 and on into 2009.

And so you know we are seeing some equipment go back.  And I've seen some hit the auction block for the first time in a couple of years.  Not a lot but you know we expect that to pick up a bit.  But all of that I think bodes well for us in terms of you know looking at the cost model in terms of the escalation in both equipment cost and labor costs.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

You know we may see some relaxation in the rates that we had to pay for some of that equipment.  Don't know but that would be my expectation at this point in time.  Labor is going to be a more difficult situation I think in terms of how fast that might change in terms of downward pressure.  On those rates we're seeing different pressures in different segments of our business.

I think that in the downstream business we are seeing some real pressure on labor as competition increases for projects.  Not so much in the pipeline business so it's different depending on where you are and how active people are.

Everybody is through the first half of this year is still pretty busy in the pipeline business.  I think we look like most of the industry and it's pretty much 100% utilized through the first two quarters.  That begins to change and you know we're just guessing at this point in time Joe, but we believe that everybody will have some impacts you know as we roll into the third and fourth quarters.  And that just says that we'll have a bit more flexibility with that rental fleet.

Joe Gibney:  OK.  And the last one there is you mentioned some of the opportunities ((inaudible)) tail end of the year and into the first quarter of next year.  Are they still disproportioning a little bit more weight ((inaudible))?

Randy Harl:  Yes.  I think you know we have seen you know probably an end to the cost reimbursable cycle that we've been through.  I think the results of the projects that were done on a cost reimbursable basis, especially during the bad weather months of the year you know is causing customers to rethink when they want to do their work and the cost model that they want to have.

Because there is more competition and more resources available that drive that competition.  You know customers are opting for more price and schedule certainty.  And so we will see a return to the traditional model in the pipeline construction business.  I mean this is the first time I think in the history of the pipeline construction business that there was a cost reimbursable model.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

One thing to keep in mind is that for the most part these projects are unit price rather than straight lump sum.  And so there still is some flexibility in the model with regard to the quantity risk that the contractor has to take.  So unit price is the right way to think about it.

Joe Gibney:  OK.  That's helpful.  I appreciate it guys.  I'll turn it back.

Operator:  And we'll hear next from Steven Fisher with UBS.

Steven Fisher:  Good morning.

Van Welch:  Morning, Steven.

Steven Fisher:  What are you targeting for U.S. spread capacity in the fourth quarter of this year?  It sounds like you're downsizing a bit trying to lease some equipment out to others.  So if you do all that you know what would you be left with in the U.S.?

Randy Harl:  I mean, I think you know kind of plus or minus square root of a brick you know 1-1/2 to two spreads Joe – you know we have – or Steven.  We are plussing up you know our repair and maintenance business.  So that'll utilize some of that equipment.  But that's sort of the size that we're thinking about.  If we own about a spread and a half then we have the flexibility to be able to rent to expand that business if we need to.

Steven Fisher:  OK.  That's helpful.  And then you mentioned the Navy facility award kind of coming a little more slowly than you'd hoped.  Any more sense of the timing there?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  I'll tell you what you know every month you know we get an extension on the announcement.  I think we got one yesterday saying that they're pushing it out to August.  It's very typical though of how the U.S. government deals with contracting.  And so you know the gestation period of all of these things turns out to be three or four times longer than you expect it.

So I mean I really can't – I don't know if August is good or not.  But you know those guys could walk in here tomorrow and decide to award that and really need to go do something depending on some particular thing that happened.  But you know it's just part of that process.

Steven Fisher:  And any idea of how many bidders are involved in that?

  Randy Harl:  No, it's really hard to tell you know who shows up.  And you know that – you have to assume that some part of those are going to bid.  You know I would guess three to six.  But we really don't know.

Steven Fisher:  OK.  And do you have anything in your guidance for that contract?

Randy Harl:  No, there's nothing in there for that.  You know I might say though Steven that you know I've said this before.  When you look at all the people that we know that could bid that, there's nobody on the list that has the capabilities that we have when you combine our engineering and our downstream construction and midstream construction capabilities.  I mean this is a contract that you know is just ideal for the capabilities that Willbros has.

Steven Fisher:  Great.  And I'm sorry can you remind me what the size of that would be?

Randy Harl:  It's total has a $300 million cap, it's worldwide, it'll be multiple award – they'll award that contract to probably more than one contractor.  And you actually will turn in proposals on a location-by-location basis.  My experience with that kind of contract is that there will be somebody that will emerge as the preferred provider you know that after some period of time that will end up with the majority of that $300 million.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Steven Fisher:  Great.  Thanks a lot.

Randy Harl:  You're welcome.

Operator:  Moving along to Matt Duncan from Stephens Incorporated.

Matt Duncan:  Good morning, guys.

Van Welch:  Hi Matt.

Matt Duncan:  First question I've got here is just looking at the higher operating margin in upstream.  And Van you touched on this a little bit.  But talk a little bit more about what drove that.  And I think there was a fee associated with the cancellation or the piece of the Midcontinent Express job that (Kinder Morgan) cancelled on you.  Did you get that fee in the quarter?

Van Welch:  Yes, we did.

Matt Duncan:  OK.  Are you at liberty to say how much that item – I'm assuming that's pure profit and kind of helped increase the margin of that segment?

Van Welch:  Well, I won't give you the amount but I will tell you that we earned the majority of the target.

Matt Duncan:  OK.  That's helpful.  And then kind of getting back to looking and maybe breaking down guidance a little bit just to have a little bit better idea what kind of levels of revenue you're expecting in the second half.  You know it sounds like the second quarter probably won't be down too very much from the first, it's probably going to be down some, but not a lot.  And we should really think about a significant falloff in the third and fourth quarters and then ramping back up in the first half of '10, is that pretty accurate?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Van Welch:  Matt, you've got the picture.  I mean I think we will have a decline a bit in Q2 coming off the Midcontinent Express project that we're working with.  There will be a decline a bit.  But then you'll see a further decline and stabilization in that decline in Q3, Q4.

Matt Duncan:  OK.  And then this work that you guys see out there for 2010 you – in lowering your guidance for '09, you cited the lack of visibility.  It sounds like maybe your visibility is a bit better for 2010, would that be fair to say?

Randy Harl:  Well you know it's a bit better in that we have identified a number of projects Matt that we believe are with customers where we have the right kind of relationship and should have a good chance to compete well for those projects.  And they're not happening until late fourth quarter on into 2010.

So that's why we got better visibility.  You know these projects you know nobody racks and stacks them and decides that they're going to come out you know at any particular time.  They're based on whatever the needs of a project are and they're just stacking up so that that's the way they're going to fall.  And that's why we've got the visibility.

We see most of the things that are going to happen especially in the pipeline construction business in Q3 and Q4.  And you know they are just of smaller size.  And you know that – so you know our probabilities change with the pipe size in the number of projects.  And so there are fewer projects of smaller size in the last half of this year.  Bigger pipe sizes, longer lines, starting late in the fourth quarter and on into Q1, Q2 of 2010.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

So, on the pipeline construction side, that's true.  On our downstream business it's our customers  are more optimistic about what's going to happen in 2010.  You know it's hard for us to gauge the market in terms of turnarounds and capital projects other than by what our customers tell us.

And what they're saying is you know that they are continuing to see the brakes put on for the balance of this year; that's why our visibility's not too good in the downstream.  But they are encouraging us that 2010 is going to be much better in terms of what they need to get done.  And so that's really driving our optimism there.

And in Canada it really is business that we continue to expand a bit both in the fabrication CCO area as well as field services.  And the number of pipeline construction projects while a bit off from what it has been, you know some of the bigger projects are not going to be there in the backend of this year.  When we get into 2010 and to 2011 then we're going to see a return to some of those larger projects.

So our visibility tends to be a bit better in Canada.  In Oman, you know we have identified the projects that keep us you know at the – about the revenue level that we've been at.  You know we're in process of trying to win those at this time.

But our visibility in Oman is pretty good.  And well I've talked about Libya and the U.A.E.  where there are a number of smaller projects, but you know they won't make a big difference this year probably.

But we certainly get our flag in the ground and get us started really being in that business, and that's kind of a recap of how we see the market.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Matt Duncan:  OK, Randy, that's helpful, and maybe if you could talk about sort of what the gating factors are that you know in your customers' minds that are keeping them from doing things now that maybe would change their minds and get some of these projects going forward early in 2010.

I mean is it more financing?  Is it more oil and natural gas prices going back up?  What are the things that you think, from a market perspective, we need to see before these projects go forward?

Randy Harl:  Well, I mean I think it varies customer to customer, and you know if you take the guys that make bets on the long term you know you're going to see guys take advantage of these low prices in terms of materials, competition for contractors and those kinds of things.

And you'll see them make a bet ahead of demand, financing or anything else.  There are other people out there though that are a little more sensitive to the financial markets that have to have project financing to do their project, and so they're looking at what's happening in demand.

Maybe they have to prove that up a little bit better than some of the guys that have the cash flow to do the projects themselves, and so it's a mixed bag.  When we get into the downstream, then you start to see you know refinery utilization, their ability to make bets on capital projects in new process plant and equipment, really be the thing that's going to gate us there.

You know as people see the opportunity to build more storage tanks, to be more confident that these pipelines from Canada and other places are going to get built where they need diversification in terms of the fuels that need to be stored.

I think that's a function of demand and people have to see demand for refined products return and the margins in refineries get better.  A lot of what Van has said here, just to put an exclamation point on it, our maintenance business and turnaround business is going to be pretty steady you know just in general.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

You know we really make it on the margins of doing these capital projects in finding ones where we can do lump sum and hit it over the fence.  There's just less opportunity for that right now, and as refiners become more optimistic about what demand's going to be and their ability to make margins, they're going to invest in these de-bottlenecking and other projects that are big hits for them, and those are also big hits for us.

So the capital expenditure, while it may not be the majority of what we do in our business, it is the ability to make the bigger margins and those opportunities are just not there, so we need to watch the refinery margins utilization and so forth, and as that comes back up, I think the health of that downstream business will follow right along with it.

I think the same thing is true in Canada.  We're going to be strong with our field services and maintenance, and even strong, I think, in pipeline construction, but you know as the work picks up in the oil sands and people start to make investments, that's going to be a good indicator for us.

You know drilling, when you start to see the drilling really go up in Libya, that is going to be a good precursor for our business in Libya.  You know we're seeing at least the same level of drilling in Oman.  We depend on that a lot in that country and I think the capital projects market in the U.A.E. is really what's going to drive our business, if that helps, Matt.

Matt Duncan:  It does and I really appreciate that color.  Just two more quick things and I'll get back in queue.  First, housekeeping item, gross margin in the quarter, do you guys have what that was?

Randy Harl:  I think we were about 12% maybe a little bit above gross margin.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Matt Duncan:  All right.  And the last thing, if you could just remind us from a break down of project work versus maintenance work in both upstream and downstream, maybe going back to '08, how did that break out, that'd be helpful.  Thanks guys.

Van Welch:  Well if you'd look at the – I'm going to give you the backlog that we have.  We're about actually our maintenance type of work is about 32% in the backlog.  The rest of it is construction.

Randy Harl:  Yes we had gotten that, Matt, up to the 40% level, I think is what we talked about at the last call.  And I think the thing to keep your eye on here is what we're trying to do with that.  And you know we want to shift the backlog and really the revenue work-off that we have at any particular quarter more towards 60 to 70% service/maintenance kind of work and move where capital, the capital component is a smaller percentage.

Given where we are that's going to move around a bit in the short-term.  But long-term you ought to see the business moving in that direction.

Matt Duncan:  Thanks, guys.  I appreciate the color.

Van Welch:  Thanks, Matt.

Operator:  And we'll take our last question from Tahira Afzal with Keybanc.

Tahira Afzal:  Good morning, gentlemen.

Male:  Good morning, Tahira.

Tahira Afzal:  The first question is regarding the cost issues you had on the EPC side.  Could you provide a little more color on what happened there?  Was it weather related, execution related?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  Yes I think on the EPC side it's just the normal finishing of a project and you know trying to wind up a couple of change orders which I think we will do this quarter so there's you know not anything that's real unusual about that one.

On the facility side you know we have – there’s lots of factors.  It's typical of lump sum construction as well as one of the ones we're dealing with is cost reimbursable.  And you know we've been through a period of time of rapid escalation of both labor and equipment or material costs of all kinds and customers struggle with that.

And trying to get change orders signed is becoming more and more difficult, especially in the face of more competition in the industry.  And you know I think we are in a very good position to collect on those.  It has just become more difficult to negotiate anything in the environment that we're in.

Tahira Afzal:  That makes sense.  You know does your guidance include the change orders or is that excluded from the change orders as of right now?

Van Welch:  Tahira, they'd be a small amount associated with change orders in the guidance.

Tahira Afzal:  Got it, OK.  And you know does your guidance, your EPS guidance and this is to Jamie's earlier point, does the incremental, the more steep provision there reflect weaker demand and its translation given your operating leverage on your you know CapEx or does it actually also translate because you're taking a more cautious view to when you have more of a fixed priced mix going forward?

Van Welch:  Well I think if you look going forward you're exactly right, Tahira.  We are in a more competitive environment.  We're having to bid in a more competitive fashion and we're – as we've talked about in our sales process and in our calls before, we diligently go through and weigh the risk associated with these projects.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

But you know I think we can expect, as we said in our prepared remarks that our margins will decline.  Now having said that, as Randy talked about, on these fixed priced shots you know there is certainly an opportunity to hit it harder and better than what I have projected in the guidance.

Randy Harl:  And we certainly have put an awful lot of effort in getting better all the way through the cycle, from estimating through project management.  And hopefully you know we're in a position here where that's going to pay off for us.  You know a lot of our fortune going forward is going to be dependent on our ability to produce the kind of results that we think we can and that's going to come through better processes and better project management.

So I think we certainly have a revenue engine here that gives us the opportunity to do it.  Cost containment is going to be very important as we go forward in right sizing all of these organizations to reflect and be in sync with the market that's out there as well as to be prepared to deal with the markets that are out there in the future are critical.

On that capital side of it you know you have seen us invest in this top line construction equipment because we had to have it to be able to do the work.  I think now the question is what is the right size of that fleet?  We've given you some color on the capital expenditure, as Van said.

Most of what we're spending this year is going into Canada and the CCO equipment, into Oman as a bit more rig moving equipment and other hauling equipment and so you're seeing us shift the focus of our spend with regard to construction equipment as we go forward and that's really the question for us, Tahira, is to figure out the right size of that owned pipeline construction fleet in the U.S.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

I think we're about right in Canada at about a spread and a half.  And we have a spread of construction equipment for pipeline construction in Oman as well as the rig moving and other equipment.  But those are the balances that we're trying to get right.

Tahira Afzal:  All right and that's very helpful.  And you know I didn't cover your company last year but I remember reading through your transcripts for your call and I think you were correctly very focused on the rates of return you're getting on your capital invested.

If you look at the rates of return that you are going to be getting on your Canadian business and your international business, are you satisfied with the investments you're making there on the pipeline side or do you think there are some other opportunities where you could potentially invest at a higher rate as well.

Van Welch:  Tahira just one in particular that we've talked about I think in the last couple of calls, the CCO investment that we're currently making in Canada.  That has a very good rate of return on capital.  So we're very pleased with what we're picking and choosing to invest our capital in and we're conscious of that return.

Tahira Afzal:  Great.  And last question and this is in regards to perhaps emerging shale plays. I guess I'm hearing now more of in the pipeline phase.  Number 1 hint will RE&P analysts seize the development of pipeline sticking up there now?  And Rich kind of indicated the same thing on his call yesterday.

And then second in terms of carbon sequestration, potential pipeline needs I just wanted to touch base and see if you're hearing anything there.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  Well with regard to Hainesville and all of those shale plays, I think you – in general, the infrastructure to deliver the gas out of those plays doesn't exist.  We are very optimistic, over some period of time, on all of those.  Haynesville appears to be maybe a little nearer term than some of the other ones, but I think you've got it exactly right, those represent good opportunities for us.

Carbon sequestration, the movement of carbon dioxide around, there are a number of projects that are happening right now that are moving CO2 and we're very interested in those kinds of projects.

They typically – we're seeing some pretty long lines go in place and you know – but in terms of quantity, right now, we're not seeing those near the number and amount of revenue that's potential for our business coming from those kinds of projects versus liquids and natural gas projects.

Tahira Afzal:  All right.  And Enbridge suggested they might be doing a pilot pipeline project over there, any chance of you participating over there?

Randy Harl:  Well, I mean, they've been a good customer for us and you know wherever they do work, I think we'll be on the bid list.  And so if they've got something that our resources fit you know I think either from a pumping, compression station or pipeline standpoint you know we've got a good chance to participate.

Tahira Afzal:  Great.  Thank you very much.

Operator:  Since there are no further questions at this time, Mr. Harl, I'd like to turn the conference back over to you for any additional or closing remarks.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

Randy Harl:  OK, thank you very much.  I have spoken today about a challenging market with limited visibility, but also a market which presents opportunities for us.  We will not be passive in this environment and are continuing to expand our portfolio of recurring services, to further reduce our reliance on capital projects.

The new project work added to our backlog, though not of the magnitude we saw in 2007, is confirmation that we continue to see significant opportunities in our markets.  Importantly, we no longer depend solely on the pipeline engineering and construction markets for our livelihood.

The pipeline construction market, in the U.S., continues to be challenging for the remainder of 2009, but as I've said, we have identified some significant projects that are planned to begin late 2009 and into early 2010, by customers with whom we have established relationships.

We have also identified and announced projects and new prospects in Canada, the U.S. and Mexico.  This reinforces our view that we should maintain our capability to perform this type of work, as Van has mentioned in his remarks.

We are highly confident that we can provide more information on our participation on one or more of these projects very soon.

We continue to focus on risk management and profitability on the creation of new market opportunities.  I spoke earlier to the EPC solution we can provide and the powerful differentiator it has become for us, in the pipeline space.  We expect to replicate this success in the downstream market.

We have some new pins on the map, in Libya and in Abu Dhabi, where we are replicating the successful business model we have in Oman.  We have been developing multiple prospects in both of these new markets which represent meaningful, long-term opportunities for us.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-07-09/8:00 am CT
Confirmation # 4204685

We are advancing discussions with an alliance, similar in nature to NiSource, with a major manufacturer to provide service support in this region and, possibly, North America.

The move toward a greener environment in the energy industry is also expected to benefit our business going forward, as customers are compelled to adopt proposed initiatives which will require them to replace much of their capital equipment with new, more environmentally acceptable units.

We are well positioned, with our program management and system integrity experience to take advantage of the shift to more clean and efficient drivers for the pumping and compression of oil and natural gas.

In 2006, we refocused our resources to capitalize on the growing infrastructure opportunities in North America.  Now, with a significantly stronger organization, both financially and operationally, we can deliver our strategy to increase both our service offering in the geographies we serve.

Thank you for your support.

Operator:  And that concludes today's conference call.  We appreciate your participation.

END